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                                                                Exhibit 99(a)(M)


                      MEMORANDUM TO ELIGIBLE OPTION HOLDERS


TO:    Holders of Stock Options Described Below
DATE:  September 28, 2001
RE:    Tender of Option Shares in Tender Offer Referred to Below


      The following questions and answers have been prepared for your convenience. Please review this information together with the Offer to Purchase and other documents you received along with this memorandum. If, after reviewing the information provided, you have additional questions, please call either the Company's Finance Department in New Jersey or the Company's Legal Department in New York. You may also call Catherine Vaczy, Vice President, Legal and Associate General Counsel of the Company, at (646) 638-5032 or Kurt Elster, Controller of the Company, at (908) 541-8111.

      1. WHAT IS THE OFFER?


      Bristol-Myers Squibb Biologics Company, a Delaware corporation ("Purchaser") and a wholly owned subsidiary of Bristol-Myers Squibb Company, a Delaware corporation ("Parent"), is offering to purchase up to 14,392,003 shares of common stock, par value $0.001 per share (the "Shares"), of ImClone Systems Incorporated (the "Company") at a price of $70.00 per Share (the "Offer"). The Offer will be open until it expires at 12:00 midnight, New York City time, on October 26, 2001 (the "Expiration Date"), unless it is otherwise extended by Purchaser.

      In connection with this Offer, present and former employees and directors of the Company holding exercisable options to purchase Shares having exercise prices of less than $70.00 per Share may conditionally exercise all or part of such options and tender Shares issuable upon such conditional exercise (the "Option Shares") in the Offer. The portion of your options with respect to any Option Shares not accepted for payment and paid for by Purchaser (due to proration or otherwise) will not be considered to have been exercised and will continue to be outstanding options.

      You must complete and deliver to the Company the Notice of Conditional Exercise in order to tender any or all of your Option Shares resulting from a conditional exercise of eligible options. This exercise of your options is "conditional" because you will be deemed to exercise the option only if, and to the

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extent, that Purchaser actually accepts for payment and pays for the Option
Shares in the Offer.

      The Offer, which is subject to a number of other conditions, is described in the Offer to Purchase dated September 28, 2001, and related Letter of Transmittal included in this package. Please read these documents carefully, together with the following materials:

      o     Instructions for Conditional Exercise.

      o     Notice of Conditional Exercise.

      NEITHER THE COMPANY NOR THE BOARD OF DIRECTORS OF THE COMPANY MAKES ANY RECOMMENDATION AS TO WHETHER HOLDERS OF SUCH OPTIONS SHOULD EXERCISE OR REFRAIN FROM EXERCISING (CONDITIONALLY OR OTHERWISE) SUCH OPTIONS IN ORDER TO TENDER SHARES (INCLUDING OPTION SHARES) IN THE OFFER, SINCE THAT DECISION REQUIRES AN ANALYSIS OF EACH INDIVIDUAL OPTION HOLDER'S SPECIFIC CIRCUMSTANCES. EACH HOLDER OF SUCH OPTIONS IS URGED TO CONSULT HIS OR HER OWN TAX, FINANCIAL AND LEGAL ADVISORS REGARDING THE U.S. FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF CONDITIONALLY EXERCISING HIS OR HER OPTIONS IN LIGHT OF HIS OR HER OWN PARTICULAR CIRCUMSTANCES. EACH HOLDER OF SUCH OPTIONS IS URGED TO CONSIDER (IN CONJUNCTION WITH HIS OR HER TAX, FINANCIAL AND LEGAL ADVISORS) THE FINANCIAL IMPLICATIONS OF EXERCISING OPTIONS SIGNIFICANTLY IN ADVANCE OF THE EXPIRATION OF THE OPTION TERM.

      You must carefully follow the instructions below and in the enclosed Instructions for Conditional Exercise and Notice of Conditional Exercise if you want to conditionally exercise options and tender Option Shares in the Offer. Failure to follow such instructions may invalidate your attempted tender of Option Shares in the Offer.

      2.    MUST I ACTUALLY EXERCISE MY OPTIONS IN ORDER TO PARTICIPATE IN THE
            OFFER?

      No. As a holder of exercisable options you may "conditionally" exercise all or part of your exercisable options having exercise prices of less than $70.00 per share and tender the Option Shares you would be entitled to receive upon such exercise.

      This exercise of options is "conditional" because you are deemed to exercise the option only if, and to the extent that, Purchaser actually accepts for payment and pays for the underlying Option Shares in the Offer.


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      3.    DO I HAVE TO PAY THE EXERCISE PRICE OR WITHHOLDING TAXES WITH CASH?

      No. In order to facilitate your participation in the Offer, the Company is allowing you to conditionally exercise your options without paying the exercise price in cash at the time of exercise. This is called a "cashless exercise". This means that your options will be conditionally exercised and the Option Shares will be tendered, and the amount of cash you receive for each Option Share purchased pursuant to the Offer will equal the difference between $70.00 and the option exercise price per Share, less withholding taxes. You do not need to send any money with your Notice of Conditional Exercise.

      4.    WILL ALL OF THE OPTION SHARES THAT I TENDER BE PURCHASED IN THE
            OFFER?

      In the Offer, Purchaser is offering to purchase up to 14,392,003 Shares (including Option Shares). If more than this number of Shares is tendered, Purchaser will purchase Shares on a pro rata basis. This means that Purchaser will not purchase all of the Option Shares you tender under these circumstances. The number of Shares that will be tendered in the Offer cannot be determined at this time. If, after taking into account proration, Purchaser purchases only a portion of your Option Shares, your remaining options relating to Option Shares will not be considered to have been exercised and will continue to be outstanding. If less than 14,392,003 Shares (including Option Shares) are tendered in the Offer, Purchaser will purchase all of the Option Shares you tender.

      EXAMPLE: If you conditionally exercise options to purchase 2,000 Shares in the Offer, and at the expiration of the Offer a total of 28,784,006 Shares (including Option Shares) have been validly tendered and not withdrawn and all of the conditions to the Offer have been satisfied or waived, Purchaser will purchase only 14,392,003 Shares. Of your 2,000 Option Shares tendered, 1,000 Option Shares will be purchased by Purchaser. The remaining options to purchase 1,000 Shares will not be considered to have been exercised and will continue to be outstanding options.

      5. HOW WILL I KNOW IF MY OPTION SHARES HAVE BEEN PURCHASED AND WHEN WILL I BE PAID?

      After the Offer expires, all validly tendered Shares (including validly tendered Option Shares) will be tabulated. Purchaser anticipates that this will take approximately four trading days after the expiration of the Offer. You can receive preliminary information regarding the number of your Option Shares that were purchased in the Offer by contacting the Information Agent at the numbers set forth on the back cover of the Offer to Purchase. Once the proration factor is


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determined, options will be exercised to the extent that the related Option
Shares are purchased in the Offer; these Option Shares will be delivered to the Depositary. The Depositary will send funds to the Company for disbursement to holders of Option Shares that were purchased in the Offer. The Company will disburse to you the purchase price of all of your Option Shares purchased in the Offer, less the applicable exercise price or prices and applicable withholding taxes, promptly thereafter.

      6.    DO I HAVE TO CONDITIONALLY EXERCISE ALL OR PART OF MY OPTIONS?

      No. You may elect to conditionally exercise in full, in part or not at all. If you conditionally exercise in full or in part, the number of options ultimately exercised and the number of Option Shares purchased in the Offer will depend on the proration factor, as described above.

      7.    WILL I BE TAXED ON THE MONEY I RECEIVE?

      You should read Section 5, "Certain U.S. Federal Income Tax Consequences", of the Offer to Purchase for information regarding the tax consequences of your receipt of money in exchange for your Option Shares.

      8.    WHAT WILL HAPPEN TO ANY OPTIONS I STILL HOLD AFTER THE OFFER?

      If, after taking into account proration, Purchaser does not purchase all of your Option Shares, the remaining options will not be considered to have been exercised and will continue to be outstanding options.

      9.    HOW DO I TENDER MY OPTION SHARES IN THE OFFER?

      The only way that you can conditionally exercise options and tender Option Shares in the Offer is by completing the Notice of Conditional Exercise, signing the form, and returning it to the Company. The Notice of Conditional Exercise must be received by the Company before 5:00 P.M., New York City time, on Wednesday, October 24, 2001.

         On this form, you will conditionally exercise part or all of your eligible options and tender your Option Shares in the Offer.

      10. WHAT IF I HOLD ACTUAL SHARES OF THE COMPANY IN ADDITION TO MY STOCK OPTIONS?

      If you have actual Shares in your possession (or at a brokerage firm), you may tender those Shares as well. In this case, you may have received two or more


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sets of Offer materials. You should be careful to follow the separate directions that apply to Shares and Option Shares.

      11. CAN I CHANGE MY MIND AND WITHDRAW OPTION SHARES THAT I DIRECTED TO BE TENDERED?

      Yes, but only if you perform the following steps:

      o You must send a signed notice of withdrawal to the Company, and it must be received by the Company before 5:00 PM, New York City time, on October 24, 2001.

      o The notice of withdrawal must be in writing. You may fax your notice of withdrawal to the Company's Finance Department, Attn: Conditional Exercise Team, at (908) 704-8256.

      The withdrawal procedures are described in the Instructions for Conditional Exercise. You must follow these instructions carefully.

      You are entitled to conditionally exercise eligible options and retender Option Shares after withdrawal, provided that all resubmitted materials are completed properly and delivered on time in accordance with the instructions applicable to the original submission.

      12.   WHAT DO I DO IF I HAVE ANY QUESTIONS ABOUT THE TENDER OFFER?

      If you have questions about the Offer or need help in properly responding to the Offer, you may call either the Company's Finance Department in New Jersey or the Company's Legal Department in New York. You may also call Catherine Vaczy, Vice President, Legal and Associate General Counsel of the Company, at
(646) 638-5032 or Kurt Elster, Controller of the Company, at (908) 541-8111.


                                     ******

      This memorandum is intended to help you understand the Offer and how options will be handled in the Offer. The Offer to Purchase and Letter of Transmittal contain the legal terms of the Offer, and are controlling. We urge you to carefully read these documents, which explain the Offer in detail.


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